Free Writing Prospectus

Supplemental Materials

$279,456,000 (Approximate)

Home Equity Loan-Backed Term Notes,

Series 2005-HSA1

RFMSII Series 2005-HSA1 Trust

Residential Funding Mortgage Securities II, Inc.

Depositor (SEC File No. 333-110340)

Residential Funding Corporation

Seller and Master Servicer

December 16, 2005

Any transactions in the certificates will be effected through Residential Funding Securities Corporation.

Expected Timing:	Pricing Date:	On or about December 19, 2005
	Settlement Date:	On or about December 29, 2005
	First Payment Date:	January 25, 2006

Structure:	Fixed and ARMs:	$279,456,000 FGIC Wrap
	Rating Agencies:	Moody’s and S&P

This Information was prepared by Residential Funding Securities Corporation, in its capacity as underwriter. This information should be considered only after reading the Statement Regarding Assumptions as to Securities, Pricing Estimates and Other Information, which should be attached. Do not use or rely on this information if you have not received and reviewed this Statement. You may obtain a copy of the Statement from your sales representative.

Statement Regarding Assumptions as to Securities, Pricing Estimates, and Other Information

Any transactions in the certificates will be effected through Residential Funding Securities Corporation.

The information herein has been provided solely by Residential Funding Securities Corporation ("RFSC") based on information with respect to the mortgage loans provided by Residential Funding Corporation (“RFC”) and its affiliates. RFSC is a wholly owned subsidiary of RFC.

Neither the issuer of the securities nor any of its affiliates prepared, provided, approved or verified any statistical or numerical information presented herein, although that information may be based in part on loan level data provided by the issuer or its affiliates.

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE DEPOSITOR AND THE OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE DEPOSITOR, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE (888) 523-3990.

The securities may not be suitable for all investors. RFSC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the depositor.

No contract of sale for the securities, written, oral or otherwise, will be effective between RFSC and potential purchasers until a preliminary prospectus supplement is delivered by RFSC to such potential purchasers and the potential purchaser and RFSC enter into a contract after the deliver of such preliminary prospectus supplement.

The securities referred to in these materials are being sold when, as and if issued. The issuer is not obligated to issue such security or any similar security and RFSC's obligation to deliver such security is subject to the terms and conditions of the underwriting agreement with the issuer for the applicable series and the availability of such security when, as and if issued by the issuer. You are advised that the terms of the securities of any series, and the characteristics of the home equity loan pool backing them described in this term sheet supplement and any term sheet for that series, may change (due, among other things, to the possibility that home equity loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different home equity loans may be added to the pool, and that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus for that series. You are advised that securities may not be issued that have the characteristics described in these materials. RFSC's obligation to sell such securities to you is conditioned on the home equity loans and securities having the characteristics described in these materials. If for any reason RFSC does not deliver such securities, RFSC will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

Investors are urged to read the base prospectus, free writing prospectus or preliminary prospectus supplement and the prospectus supplement and other relevant documents filed or to be filed with the Securities and Exchange Commission because they contain important information.

The information in this free writing prospectus is preliminary, and will be superseded by the preliminary prospectus. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an offer to purchase the securities, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase securities. We will not accept any offer by you to purchase the securities, and you will not have any contractual commitment to purchase any of the securities until after you have received the preliminary prospectus. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer. The information in this free writing prospectus supersedes any information contained in any prior materials relating to the securities.

This Information was prepared by Residential Funding Securities Corporation, in its capacity as underwriter. This information should be considered only after reading the Statement Regarding Assumptions as to Securities, Pricing Estimates and Other Information, which should be attached. Do not use or rely on this information if you have not received and reviewed this Statement. You may obtain a copy of the Statement from your sales representative.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

RFSC and its affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Information in these materials is current as of the date appearing on the material only.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

All assumptions and information in this report reflect RFSC's judgment as of this date and are subject to change. All analyses are based on certain assumptions noted herein and different assumptions could yield substantially different results. You are cautioned that there is no universally accepted method for analyzing financial instruments. You should review the assumptions; there may be differences between these assumptions and your actual business practices. Further, RFSC does not guarantee any results and there is no guarantee as to the liquidity of the instruments involved in this analysis.

The decision to adopt any strategy remains your responsibility. RFSC (or any of its affiliates) or their officers, directors, analysts or employees may have positions in securities, commodities or derivative instruments thereon referred to here, and may, as principal or agent, buy or sell such securities, commodities or derivative instruments. In addition, RFSC may make a market in the securities referred to herein.

Finally, RFSC has not addressed the legal, accounting and tax implications of the analysis with respect to you, and RFSC strongly urges you to seek advice from your counsel, accountant and tax advisor.

This Information was prepared by Residential Funding Securities Corporation, in its capacity as underwriter. This information should be considered only after reading the Statement Regarding Assumptions as to Securities, Pricing Estimates and Other Information, which should be attached. Do not use or rely on this information if you have not received and reviewed this Statement. You may obtain a copy of the Statement from your sales representative.

Residential Funding Mortgage Securities, II, Inc. Home Equity Loan-Backed Term Notes, Series 2005-HSA1 $279,456,000 (approximate)

Description of the Group I Collateral

		Summary Statistics	Range (if Applicable)

Number of Loans:		3,655

			Minimum	Maximum
	Aggregate Current Principal Balance:	$179,060,819
	Average Current Principal Balance:	$48,991	$105	$399,889

	Aggregate Original Principal Balance:	$179,782,215
	Average Original Principal Balance:	$49,188	$10,000	$400,000

	Weighted Average Gross Loan Rate:	9.21%	5.99%	15.00%

	Weighted Average Original Term (months):	197	60	360
	Weighted Average Remaining Term (months):	195	60	360

	Weighted Average Original Combined LTV:	93.22%	8.00%	100.00%

	Weighted Average Credit Score:	718	619	835

	Weighted Average Borrower DTI:	38.12%	4.00%	55.00%

Balloon Loans (% of Total) : (a)		73.63% (a)

	Weighted Average Junior Ratio:	19.17%	1.90%	99.58%

Lien Position (1st/2nd):		0.33%/99.67%

Geographic Distribution (Top 5):	California	24.25%
	Texas	16.41%
	Nevada	6.67%
	Florida	5.89%
	Arizona	4.97%

(a)

Group I Balloon Loans require monthly payments of principal based primarily on a 30-year amortization schedule and have scheduled maturity dates of approximately fifteen years from the due date of the first monthly payment, in each case leaving a balloon payment due and payable on the respective scheduled maturity date.

This Information was prepared by Residential Funding Securities Corporation, in its capacity as underwriter. This information should be considered only after reading the Statement Regarding Assumptions as to Securities, Pricing Estimates and Other Information, which should be attached. Do not use or rely on this information if you have not received and reviewed this Statement. You may obtain a copy of the Statement from your sales representative.

Residential Funding Mortgage Securities, II, Inc. Home Equity Loan-Backed Term Notes, Series 2005-HSA1 $279,456,000 (approximate)

Description of the Group II Collateral

		Summary Statistics	Range (if Applicable)

Number of Loans:		1,799

			Minimum	Maximum
	Aggregate Current Principal Balance:	$101,055,458
	Average Current Principal Balance:	$56,173	$1,072	$266,500

	Aggregate Original Principal Balance:	$110,248,298
	Average Original Principal Balance:	$61,283	$10,000	$266,500

	Weighted Average Gross Loan Rate:	7.69%	5.25%	13.00%

	Weighted Average Original Term (months):	248	180	360
	Weighted Average Remaining Term (months):	246	152	360

	Weighted Average Original Combined LTV:	89.39%	14.00%	100.00%

	Weighted Average Credit Score:	718	620	820

	Weighted Average Borrower DTI:	38.06%	10.00%	53.00%

Balloon Loans (% of Total) :		43.29% (a)

	Weighted Average Junior Ratio:	19.03%	2.18%	96.58%

Lien Position (1st/2nd):		0.42%/99.58%

Geographic Distribution (Top 5):	California	47.45%
	Florida	8.50%
	Arizona	7.23%
	Virginia	4.46%
	Washington	3.82%

(a)

Group II Balloon Loans permit draws until maturity and prior to the related maturity date. The related borrowers will be obligated to make monthly payments in a minimum amount that generally will equal the finance charge for the related billing cycle. On the related maturity date, the borrower will be obligated to make a payment equal to the related account balance.

This Information was prepared by Residential Funding Securities Corporation, in its capacity as underwriter. This information should be considered only after reading the Statement Regarding Assumptions as to Securities, Pricing Estimates and Other Information, which should be attached. Do not use or rely on this information if you have not received and reviewed this Statement. You may obtain a copy of the Statement from your sales representative.

Residential Funding Mortgage Securities, II, Inc. Home Equity Loan-Backed Term Notes, Series 2005-HSA1 $279,456,000 (approximate)

Documentation Types of the Group I Loans
Doc Type	Number of Loans	Cut-off Date Principal Balance	% of loans by Cut-off Date Principal Balance	Average Principal Balance	Weighted Average Credit Score	Weighted Average Combined LTV Ratio	Weighted Average Residual Income	Weighted Average Junior Ratio
Lite Doc	307	12,646,112	7.06%	41,193	732	91.78	5,858	20.03%
Pay stub	353	12,345,518	6.89	34,973	742	93.25	5,776	17.50
Fast Doc/Reduced	51	1,996,430	1.11	39,146	729	95.72	6,486	16.82
Stated Income	2,576	131,964,921	73.70	51,229	714	93.40	7,669	19.36
Stated Income/Stated Assets	127	7,178,881	4.01	56,527	718	92.97	7,380	19.86
No Ratio	122	7,584,759	4.24	62,170	713	92.41	4,648	18.85
NINA	85	3,811,751	2.13	44,844	722	93.33	3,164	17.09
No Documentation	34	1,532,449	0.86	45,072	731	90.86	5,529	15.72
Total:	3,655	179,060,819	100.00%	48,991	718	93.22	7,359	19.17%

Documentation Types of the Group II Loans
Doc Type	Number of Loans	Cut-off Date Principal Balance	% of loans by Cut-off Date Principal Balance	Average Principal Balance	Weighted Average Credit Score	Weighted Average Combined LTV Ratio	Weighted Average Residual Income	Weighted Average Junior Ratio
Stated Income	1,770	99,151,640	98.12%	56,018	719	89.44	7,899	19.02%
Stated Income/Stated Assets	29	1,903,819	1.88	65,649	710	86.77	10,093	19.61
Total:	1,799	101,055,458	100.00%	56,173	718	89.39	7,940	19.03%

This Information was prepared by Residential Funding Securities Corporation, in its capacity as underwriter. This information should be considered only after reading the Statement Regarding Assumptions as to Securities, Pricing Estimates and Other Information, which should be attached. Do not use or rely on this information if you have not received and reviewed this Statement. You may obtain a copy of the Statement from your sales representative.